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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                                   SECURITIES
                              EXCHANGE ACT OF 1934

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                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Section 240.14a-12


                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                PAUL J. DEMATTIA
                                  JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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*Copies of this document were released to security holders on or about May 28,
2002.


FOR IMMEDIATE RELEASE

Source: The Committee of Concerned Europa Stockholders

THE COMMITTEE OF CONCERNED EUROPA STOCKHOLDERS ANNOUNCES SIGNIFICANT DEVELOPMENT IN FINANCING OF CASINO PROJECT

Rocky River, OH/May 28, 2002. -- The Committee of Concerned Europa Stockholders, a group consisting of certain directors and stockholders of Europa Cruises Corporation (KRUZ.OB), that is currently conducting a consent solicitation to remove the Company's CEO as a member of the Board of Directors and replace her with an experienced gaming professional, today announced the receipt of a letter from the Gaming Division of Wells Fargo Bank. The letter indicates an interest in providing financing for the development of the Company's Diamondhead property on the Bay of St. Louis. Mr. Joe Brady, Senior Vice President of the Wells Fargo Gaming Division, explained that the letter was provided to express support for the Committee's nominee to the Europa Board of Directors, Jim Rafferty, and for Chuck Scharer, former President and CEO of Harveys Casino Resorts and an associate of Mr. Rafferty in Mr. Rafferty's consulting group, Customer First Casino Corporation. According to Mr. Brady,

         Two of the individuals involved in the possible development of the property, Chuck Scharer and Jim Rafferty, are well known to me and highly respected by Wells Fargo. Further, both Chuck and Jim are well known and respected gaming operators. We are also familiar with the location of the proposed development.

Although Wells Fargo stated that it would consider providing financing for the project based upon the involvement of Messrs. Rafferty and Scharer, the letter stated that it was not a formal commitment to lend. Any financing proposal would be subject to stockholder support of the project, proper structuring, due diligence and receipt of formal credit approval. Mr. Brady has consented to the use of his letter in connection with the Committee's solicitation.

John Duber, current member of the board of directors and a member of the Committee, said today, "The expression of interest by a bank like Wells Fargo in participating in this project based upon the reputations of Jim Rafferty and Chuck Scharer, demonstrates the importance of having experienced gaming professionals directly involved in the development of the casino. We believe this type of support underscores the urgency of restructuring Europa's board as quickly as possible."

For further information contact: John Duber, (440) 331-0194 or James Illius,
(440) 331-1259.

FORWARD-LOOKING STATEMENTS. THE INFORMATION CONTAINED HEREIN INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATES," "ESTIMATES," "PROJECTS," "BELIEVES," "INTENDS, " "EXPECTS," AND SIMILAR WORDS OR PHRASES. SUCH STATEMENTS AND ESTIMATES, BY THEIR NATURE, INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. ACTUAL FUTURE DEVELOPMENTS, INCLUDING THE DEVELOPMENT AND FINANCING OF THE DIAMONDHEAD PROPERTY, MAY AND SHOULD BE EXPECTED TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY ESTIMATES AND FORWARD-LOOKING STATEMENTS.


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Exhibit A to May 28, 2002 press release from the Committee of Concerned Europa
Stockholders

Reno Commercial Banking Group
Gaming Division
MAC S4649-027
5340 Kietzke Lane, Suite 201
Reno, NV 89511
775 689-6003
775 689-6026 Fax

[Wells Fargo logo]


May 24, 2002

The Committee of Concerned Europa Stockholders
c/o Mr. James Illius
3795 Francis Drive
Rocky River, Ohio 44116

Dear Mr. Illius:

This letter is written to express support of individuals currently pursuing development of casino on a 404-acre site owned by Europa Cruises Corporation (Europa) on the Bay of St. Louis in Diamondhead, Mississippi. Two of the individuals involved in the possible development of the property, Chuck Scharer and Jim Rafferty, are well known to me and highly respected by Wells Fargo. Further, both Chuck and Jim are well known and respected gaming operators. We are also familiar with the location of the proposed development.

Wells Fargo will consider providing financing; however, any financing proposal will be subject to but not exclusive of: stockholder support of the casino development, property structuring, completion of due diligence and receipt of formal credit approval by Wells Fargo.

Please note this letter does not represent a commitment to lend. A commitment to lend made by Wells Fargo, if any, will requirement completion of the requirements outlined above and will be evidenced by a Commitment Letter, which has been executed by all parties subject to the agreement.

Please contact me at 775-689-6001, if you wish to discuss further.

Sincerely,

/s/

Joe Brady
Senior Vice President